EXHIBIT 99.1
Rowan Companies, Inc.

News Release	2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE	October 31, 2008
ROWAN ANNOUNCES RETIREMENT OF CHAIRMAN AND CEO
HOUSTON, TEXAS — Rowan Companies, Inc. (NYSE:RDC) announced today that, after a long career with the Company, its Chief Executive Officer, Daniel F. McNease, has decided to retire at the end of 2008. Mr. McNease commented: “I have had the pleasure of working at Rowan for 34 years and have particularly enjoyed being a part of the Company’s success in recent years. In the last few years, we have had record financial performance, commenced a significant fleet expansion and successfully diversified our geographic markets. Because our company is well positioned for the future, I have made the personal decision to retire at the end of the year in order to spend more time with my family. I will take with me many fond memories and wish the very best to Rowan’s loyal customers and employees.”
Mr. McNease joined the Company in 1974 and served in many capacities over his long tenure with the company. He was appointed President in 2002 and CEO in 2003 and elected Chairman in 2004. Mr. McNease has served on the Company’s Board of Directors since 1998. Mr. McNease’s intention is to retire from all positions with the Company.
Mr. Jack Lentz, Rowan’s Lead Director, stated on behalf of the Company, “We extend our gratitude to Danny for his many contributions to Rowan during his loyal service. Under Danny’s leadership, Rowan returned to the Middle East market, established a promising foothold in West Africa, doubled the Company’s land rig fleet and experienced its most profitable period in the Company’s history. Danny leaves Rowan in a strong position and we all wish him a long and happy retirement.”
The Board of Directors is conducting a search process to consider internal and external candidates to fill Mr. McNease’s positions.
Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange. Common Stock trading symbol: RDC. Contact: Suzanne M. McLeod, Director of Investor Relations, 713-960-7517. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.